Exhibit 99.1
HOLLY ANNOUNCES SALE OF MONTANA REFINERY ASSETS TO CONNACHER
DALLAS, March 2 — Holly Corporation (NYSE: HOC) announced today that it has entered into a definitive agreement to sell the assets of Montana Refining Company, a Partnership, to a subsidiary of Connacher Oil & Gas Limited (TSX: CLL) of Calgary, Alberta. Montana Refining Company currently operates an 8,000 barrels per day refinery and related assets in Great Falls, Montana. Subject to certain closing adjustments, the purchase price for the assets including inventories is approximately $55 million and consists of cash and 1,000,000 shares of Connacher common stock.
“We are pleased with this transaction, and we believe the valued employees and assets of Montana Refining Company have a bright future with Connacher,” said Matthew P. Clifton, Chief Executive Officer of Holly Corporation.
The consummation of the sale is subject to certain conditions, and both companies expect the closing to occur on or before April 1, 2006.
ABOUT HOLLY
Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. After closing this transaction, Holly will operate through its subsidiaries a 75,000 barrels per day (“bpd”) refinery located in Artesia, New Mexico and a 26,000 bpd refinery in Woods Cross, Utah. Holly also owns a 45% interest (including the general partner interest) in Holly Energy Partners, L.P.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in the company’s filings with the Securities and Exchange Commission. Although the company believes that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made, other than as required by law, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION
Stephen J. McDonnell, Vice President and Chief Financial Officer
M. Neale Hickerson, Vice President, Investor Relations
Holly Corporation
214/871-3555